CREDIT AGREEMENT

dated as of

May 6, 2009

between

PLATINUM STUDIOS, INC.,
a California corporation,
as Borrower,

and

SCOTT ROSENBERG,
an individual,
as Lender

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SCHEDULES

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of May 6, 2009, is entered into between Borrower and Lender.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 *Definitions*. The following terms, as used herein, shall have the following meanings:

"*Affiliate*" means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"*Agreement*" means this Credit Agreement, as amended or restated from time to time in accordance with its terms.

"*Asset*" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

"*Asset Sale*" means any sale, transfer or other disposition of Borrower's or any Subsidiary's businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests. An "*Asset Sale*" shall not include the licensing or optioning of Assets to studios or distributors in the ordinary course of business.

"*Bankruptcy Code*" has the meaning given to such term in the Security Agreement.

"*Borrower*" means Platinum Studios, Inc., a California corporation.

"*Business Day*" has the meaning given to such term in the Security Agreement.

"*Capital Lease*" means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

"*Capital Lease Obligations*" of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"*Closing Date*" means the date when all of the conditions set forth in Section 4.1 have been fulfilled to the satisfaction of Lender and its counsel.

"*Collateral*" has the meaning given to such term in any Loan Document.

"*Debt*" means, as of the date of determination, the sum, but without duplication, of any and all of a Person's: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations and Synthetic Lease Obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (including trade obligations except accounts payable to trade creditors for goods or services which are not aged more than 90 days from the billing date and current operating liabilities (other than for borrowed money) which are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith in appropriate proceedings (if applicable)); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) Swaps.

"*Distributions*" means dividends or distributions of earnings made by a Person to its shareholders, partners or members, as the case may be.

"*Dollars*" or "$" means lawful currency of the United States of America.

"*Event of Default*" has the meaning given to such term in the Security Agreement.

"*Expenses*" means (i) all expenses of Lender paid or incurred in connection with their due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all expenses of Lender, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all costs or expenses paid or advanced by Lender which are required to be paid by Borrower

under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Lender; and (iv) if an Event of Default occurs, all expenses paid or incurred by Lender, including attorneys' fees and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.

"*Financial Statement(s)*" means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

"*GAAP*" means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.

"*Governing Documents*" means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

"*Governmental Authority*" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"*Guaranties*" and "*Guaranty*" means, individually or collectively as the context requires, each certain Continuing Guaranty executed by a Guarantor in favor of Lender.

"*Guarantor(s)*" means, individually or collectively as the context requires, every Person who hereafter executes a Guaranty in favor of Lender with respect to the Obligations.

"*Hazardous Materials*" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

"*Indemnified Person(s)*" has the meaning given to such term in Section 10.3(c).

"*Insolvency Proceeding*" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

"*Knowledge*" has the meaning given to such term in Section 10.9.

"*Lender*" means Scott Rosenberg, an individual.

"*Lien*" has the meaning given to such term in the Security Agreement.

"*Loan Document(s)*" has the meaning given to such term in the Security Agreement.

"*Loans*" means the loans made by Lender to Borrower evidenced by the Notes.

"*Material Adverse Effect*" " has the meaning given to such term in the Security Agreement.

"*Net Cash Proceeds*" means in connection with any Asset Sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such Asset Sale, less any proceeds used to replace the Asset which is the subject of the Asset Sale and net of (i) attorneys' fees, accountants' fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on any Asset which is the subject of such sale, (ii) other customary fees, expenses and commissions incurred in connection with the Asset Sale, and (iii) taxes paid or reasonably estimated to be payable as a result of such Asset Sale.

"*Note(s)*" has the meaning given to such term in the Security Agreement.

"*Obligations*" means any and all indebtedness, liabilities, and obligations of Borrower owing to Lender and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.4(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding. The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, all Reimbursement Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.

"*Owner*" means a shareholder of Borrower.

"*Ownership Interests*" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

"*Participant*" has the meaning set forth in Section 10.5(d).

"*Permitted Debt*" means (i) Debt owing to Lender in accordance with the terms of this Agreement and the Loan Documents, and (ii) Debt listed on *Schedule 5.6.*

"*Permitted Liens*" has the meaning given to such term in the Security Agreement.

"*Responsible Officer*" means either the Chief Executive Officer, Chief Financial Officer or Controller of a Person, or such other officer, employee, or Lender of such Person designated by a Responsible Officer in a writing delivered to Lender.

"*SEC*" means United States Securities and Exchange Commission.

"*Security Agreement*" means that certain Security Agreement, dated as of even date herewith, between Borrower and Lender.

"*Subsidiary*" means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower or one or more Subsidiaries of Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of

ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"*Swaps*" means payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating a Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined, in respect thereof as of the end of the then most recently ended fiscal quarter of Borrower, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to each party thereto or if any such agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined.

"*Synthetic Lease Obligation*" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"*Transferee*" has the meaning set forth in Section 10.5(e).

"*UCC*" means the California Uniform Commercial Code, as amended or supplemented from time to time.

"*Unmatured Event of Default*" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

1.2 *Accounting Terms and Determinations*. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3 *Computation of Time Periods*. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4 *Construction*. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Lender include good faith estimates by Lender (in the case of quantitative determinations), and good faith beliefs by Lender (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit

and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.5 *Exhibits and Schedules*. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.6 *No Presumption Against Any Party*. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.7 *Independence of Provisions*. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

ARTICLE II

TERMS OF THE CREDIT

2.1 *Loans*. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the other terms and conditions hereof, Lender may, in its sole and absolute discretion, make loans ("*Loans*") to Borrower, at Borrower's request, which Loans shall be evidenced by the Notes.

2.2 *Reserved*.

2.3 *Reserved*.

2.4 *Interest Rates; Payments*.

(a) *Interest Rates*. Each Loan shall bear interest as set forth in the applicable Note.

(b) *Default Rate*. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Lender's other rights and remedies with respect to such Event of Default, at the option of Lender the entire unpaid principal balance of each Loan shall bear interest at the default rate of interest set forth in the applicable Note.

(c) *Computation of Interest.* All computations of interest shall be calculated on the basis of a year of three hundred sixty-five (365) days for the actual days elapsed. Interest shall accrue from date of each Note to the date of repayment of such Note; *provided, however*, if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan.

(d) *Maximum Interest Rate.* In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Lender shall refund to Borrower such excess.

(e) *Payments.* Payments of principal of each Loan shall be made in accordance with the terms of the applicable Note. All accrued but unpaid interest on each Loan shall be due and payable, in arrears, in accordance with the terms of the applicable Note.

2.5 *Reserved.*

2.6 *Reserved .*

2.7 *Notes; Statements of Obligations.* The Loans and Borrower's obligation to repay the same shall be evidenced by the Notes, this Agreement and the books and records of Lender. In the event that Lender shall render monthly statements of the Loans to Borrower, such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Lender, at the address specified in Section 10.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

2.8 *Holidays.* Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; *provided, however*, that in the event that such due date shall, subsequent to the specification thereof by Lender, for any reason no longer constitute a Business Day, Lender may change such specified due date in accordance with this Section 2.8.

2.9 *Time and Place of Payments*. All payments due under the Notes shall be made available to Lender in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, to the following address or such other address as Lender may from time to time specify by notice to Borrower:

Scott Rosenberg
c/o Platinum Studios, Inc.
11400 West Olympic Boulevard, 14th Floor
Los Angeles, CA 90025

2.10 *Mandatory Principal Reductions*. Borrower shall pay to Lender, on the first Business Day following Borrower's receipt thereof, one hundred percent (100%) of the Net Cash Proceeds derived from each and all of its Asset Sales; *provided, however*, in accordance with Section 7.7, Borrower shall not conduct or consummate any Asset Sales unless and until the prior written consent of Lender has been obtained, or unless such Asset Sale is otherwise permitted by Section 7.7. Lender shall apply such Net Cash Proceeds toward amounts owing on the Notes in such order as Lender, in its sole discretion, shall determine.

ARTICLE III

RESERVED

ARTICLE IV

CONDITIONS PRECEDENT

4.1 *Conditions to Initial Loans*. Lender's obligation to make the initial Loans is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender and its counsel:

(a) receipt by Lender of this Agreement and each of the Loan Documents, all duly executed by Borrower and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Lender in its sole and absolute discretion;

(b) receipt by Lender of a Certificate of the Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower; (ii) the By-Laws of Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;

(c) receipt by Lender of Borrower's Articles of Incorporation and all amendments thereto, certified by the California Secretary of State and dated a recent date prior to the Closing Date;

(d) receipt by Lender of a certificate of status and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the State of California;

(e) receipt by Lender of a certificate signed by the President and Chief Financial Officer of Borrower, dated as of the Closing Date, certifying that (i) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct, and (ii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;

(f) completion by Lender of its due diligence requirements with respect to Borrower and Guarantors, including audits, financial and legal survey, and Lender shall be satisfied with the results thereof, in its sole and absolute discretion;

(g) receipt by Lender of Uniform Commercial Code and other public record searches with respect to Borrower and each Guarantor, in each case satisfactory to Lender in its sole and absolute discretion;

(h) no Material Adverse Effect shall have occurred, as determined by Lender in its sole and absolute discretion;

(i) receipt by Lender of copies of insurance binders or insurance certificates evidencing Borrower's having caused to be obtained insurance in accordance with Section 6.5, including the Lender's loss payee endorsements required by such Section;

(j) receipt by Lender of such other documents, instruments and agreements as Lender may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Lender for the ratable benefit of Lender's in connection herewith; and

(k) the Closing Date shall have occurred on or before May 6, 2009.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender that on the Closing Date and on the date of each subsequent Note:

5.1 *Legal Status*. Borrower is a corporation, duly organized and existing under the laws of the State of California. Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

5.2 *No Violation; Compliance*. The execution, delivery and performance of this Agreement and the Loan Documents to which Borrower is a party are within Borrower's powers, are not in conflict with the terms of the Governing Documents of Borrower, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which Borrower is a party.

5.3 *Authorization; Enforceability*. Borrower has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which Borrower is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement, and the Loan Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

5.4 *Approvals; Consents*. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by this Agreement and Loan Documents, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and Loan Documents.

5.5 *Liens*. Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

5.6 *Debt*. Borrower and each of the Subsidiaries has no Debt other than Permitted Debt.

5.7 *Litigation*. Except as set forth in *Schedule 5.7*, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrower, threatened, against or affecting Borrower or any of Borrower's Assets, or any Subsidiary or any of such Subsidiary's Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

5.8 *No Default*. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the incurring of obligations by Borrower or any Subsidiary under this Agreement or the Loan Documents.

5.9 *Subsidiaries*. Set forth in *Schedule 5.9* is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of Borrower's ownership of the Ownership Interests of each Subsidiary. All of the outstanding Ownership Interests of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens except Permitted Liens.

5.10 *Taxes*. All tax returns required to be filed by Borrower and each of the Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and each of the Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid. The provisions for taxes on the books of Borrower and each of the Subsidiaries are adequate for all open years, and for Borrower's and each of the Subsidiaries current fiscal period.

5.11 *Correctness of Financial Statements*. Borrower's audited Financial Statement as of its fiscal year ended December 31, 2008, and internally-prepared Financial Statement for the three month period ended March 31, 2009, and all other information and data furnished by Borrower to Lender in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and the Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrower to Lender have been made in good faith and are based on reasonable assumptions and investigations by Borrower. Said Financial Statements have been prepared in accordance with GAAP. Since the date of such Financial Statements, there has been no change in Borrower's or the Subsidiaries' financial condition or results of operations sufficient to have a Material Adverse Effect. Borrower and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

5.12 *Reserved*.

5.13 *Other Obligations*. Neither Borrower nor any of its Subsidiaries is in default on any (i) Debt or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.

5.14 *Investment Company Act*. Borrower is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

5.15 *Patents, Trademarks, Copyrights, and Intellectual Property, etc*. Borrower and each Subsidiary has all necessary, patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting. The consummation of the transactions contemplated by this

Agreement will not alter or impair any of such rights of Borrower or any Subsidiary. Borrower and each Subsidiary has not been charged or, to the best of Borrower's knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

5.16 *Environmental Condition.* (i) None of Borrower's or any Subsidiary's Assets has ever been used by Borrower or such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials; (ii) none of Borrower's or any Subsidiary's Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.

5.17 *Solvency.* No transfer of property is being made by Borrower or any Subsidiary and no obligation is being incurred by Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower any Subsidiary.

ARTICLE VI

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Lender's obligations hereunder have been terminated, Borrower shall:

6.1 *Punctual Payments.* Punctually pay the interest and principal on the Loans, all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement, the Notes, or the Loan Documents.

6.2 *Books and Records.* Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Lender, at any time and from time to time, to inspect, audit and examine such books and records, and to make copies of the same.

6.3 *Financial Statements.* Deliver to Lender the following, all in form and detail satisfactory to Lender and in such number of copies as Lender may reasonably request:

(a) as soon as available but not later than thirty (30) days after the end of each month, a consolidating and consolidated internally prepared Financial Statement for Borrower

and the Subsidiaries which shall include Borrower's and the Subsidiaries' consolidating and consolidated balance sheet as of the close of such period, and Borrower's and the Subsidiaries' consolidating and consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower's and its Subsidiaries' financial condition and results of operations for such period;

(b) as soon as available but not later than thirty (30) days after the end of each fiscal quarter, a consolidating and consolidated internally prepared Financial Statement for Borrower and the Subsidiaries which shall include Borrower's and the Subsidiaries' consolidating and consolidated balance sheet as of the close of such period, and Borrower's and the Subsidiaries' consolidating and consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower's and its Subsidiaries' financial condition and results of operations for such period;

(c) as soon as available but not later than thirty (30) days after the end of each fiscal quarter, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.12 and 7.15;

(d) as soon as available but not later than thirty (30) days after the end of each fiscal year, an annual operating budget for the following fiscal year;

(e) as soon as available but not later than ninety (90) days after the end of each fiscal year, a complete copy of Borrower's and the Subsidiaries' consolidated and consolidating audited Financial Statement, which shall include at least Borrower's and the Subsidiaries' balance sheet as of the close of such fiscal year, and Borrower's and the Subsidiaries' statement of income and retained earnings and statement of cash flow for such fiscal year, certified by a certified public accountant selected by Borrower and satisfactory to Lender, which certificate shall not be qualified in any manner whatsoever, and shall include or be accompanied by a statement from such accountant that during the examination, solely with respect to accounting and auditing matters herein, there was observed no Event of Default or Unmatured Event of Default, or a statement of such Event of Default or Unmatured Event of Default if any is found and the actions taken or to be taken with respect thereto;

(f) promptly upon receipt by Borrower, copies of any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any examination of Borrower's or any Subsidiary's financial records made by such accountant;

(g) promptly after the sending or filing thereof, Borrower will deliver to Lender copies of all regular and periodic reports which Borrower shall file with the SEC or any national securities exchange, other than ownership filings; and

(h) from time to time, operating statistics, operating plans and any other information as Lender may reasonably request, promptly upon such request.

6.4 *Existence; Preservation of Licenses; Compliance with Law.* Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified could have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

6.5 *Assets.* Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

6.6 *Taxes and Other Liabilities.* Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, and any and all other Permitted Debt.

6.7 *Notices to Lender.* Promptly, upon Borrower acquiring Knowledge thereof, give written notice to Lender of:

(a) all litigation affecting Borrower or any Subsidiary;

(b) any dispute which may exist between Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

(c) any labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary;

(d) any proposal by any Governmental Authority to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

(e) any Event of Default or Unmatured Event of Default; and

(f) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.8 *Reserved*.

6.9 *Further Assurances*. Execute and deliver, or cause to be executed and delivered, upon the request of Lender and at Borrower's expense, such additional documents, instruments and agreements as Lender may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

6.10 *Environment*. Be and remain, and cause each Subsidiary and each operator of any of Borrower's or any Subsidiary's Assets to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Lender immediately of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Lender's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

6.11 *Additional Collateral*. With respect to any Assets (or any interest therein) acquired after the Closing Date by Borrower or any Subsidiary that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof): (i) execute and deliver, or cause such Subsidiary to execute and deliver, to Lender such amendments to the relevant Loan Documents or such other documents as Lender shall deem necessary or advisable to grant to Lender a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Lender, (iii) if requested by Lender, deliver to Lender legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender, and (iv) if requested by Lender, deliver to Lender evidence of insurance as required by Section 6.5.

6.12 *Employment Agreement*. On or before August 1, 2009, enter into an employment agreement with Scott Rosenberg, to be negotiated in good faith by the parties and mutually satisfactory to the parties, which employment agreement shall be secured by a junior Lien on the Collateral.

ARTICLE VII

NEGATIVE COVENANTS

Borrower further covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Lender's, obligations hereunder have been terminated, Borrower shall not:

7.1 *Use of Funds.* Use any proceeds of the Loans for any purpose other than for working capital.

7.2 *Debt.* Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

7.3 *Liens.* Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

7.4 *Merger, Consolidation, Transfer of Assets.* Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so; provided, however, upon prior written notice to Lender, any Subsidiary may merge into or consolidate with or transfer Assets to Borrower or any other Subsidiary.

7.5 *Reserved.*

7.6 *Sales and Leasebacks.* Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

7.7 *Asset Sales.* Conduct any Asset Sale, or permit any Subsidiary to do so, other than (i) sales of Inventory in the ordinary course of business, and (ii) dispositions of obsolete, worn or nonfunctional equipment.

7.8 *Investments*. Make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person, or acquire, or permit any Subsidiary to acquire, any Ownership Interests, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.

7.9 *Character of Business*. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

7.10 *Distributions*. Declare or pay any Distributions; or purchase, redeem, retire, or otherwise acquire for value any of its Ownership Interests now or hereafter outstanding; or make any distribution of Assets to its shareholders, whether in cash, Assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any of its Ownership Interests; or make any other distribution by reduction of capital or otherwise in respect of any of its Ownership Interests; or permit any Subsidiary to purchase or otherwise acquire for value any Ownership Interests of Borrower or any other Subsidiary.

7.11 *Guaranty*. Assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business so long as an Event of Default has not occurred), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

7.12 *Reserved*.

7.13 *Transactions with Affiliates*. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

7.14 *Stock Issuance*. Permit any Subsidiary to issue any additional Ownership Interests.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1 *Events of Default.* The occurrence of any Event of Default under the Security Agreement shall be an Event of Default hereunder.

8.2 *Remedies.* Upon the occurrence of any Event of Default described in Section 11(f) or 11(g) of the Security Agreement, the Obligations shall become immediately due and payable without any election or action on the part of Lender, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, Lender may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

8.3 *Appointment of Receiver or Trustee.* Borrower hereby irrevocably agrees that Lender, has the right under this Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee or similar official over Borrower to effect the transactions contemplated by this Agreement, and that Lender is entitled to seek such relief. Borrower hereby irrevocably agrees not to object to such appointment on any grounds.

8.4 *Remedies Cumulative.* The rights and remedies of Lender herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

ARTICLE IX

RESERVED

ARTICLE X

MISCELLANEOUS

10.1 *Notices.* All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 10.1. Each such notice, request or other communication shall be deemed given on the second (2nd) business day after mailing; *provided* that actual notice, however and from whomever given or received, shall always be effective on receipt; *provided further* that notices to Lender pursuant to Article II and Article III shall not be effective until received by a Responsible Officer of Lender; *provided further* that notices sent by Lender in connection with Lender's exercise of its enforcement rights against any of its collateral shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.

10.2 *No Waivers.* No failure or delay by Lender in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 *Expenses; Documentary Taxes; Indemnification.*

(a) Borrower shall pay all Expenses on demand.

(b) Borrower shall pay all and indemnify Lender against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

(c) Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Lender and their respective directors, officers, Lenders, employees and attorneys (collectively, the "*Indemnified Persons*" and individually, an "*Indemnified Person*") from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys' fees and attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Lender is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loans, or (3) Lender's entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower's operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Lender in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations to Lender which is permissible under applicable law.

(d) Borrower's obligations under this Section 10.3 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

10.4 *Amendments and Waivers.* Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.4. Lender may from time to time, (a) enter into with Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as Lender may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Lender and all future holders of the Loans. In the case of any waiver, Borrower and Lender shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.

10.5 *Successors and Assigns; Participations; Disclosure.*

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lender's and any such prohibited assignment or transfer by Borrower shall be void.

(b) Reserved.

(c) Lender may, at its own expense, assign to one or more Persons all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents. In the event of any such assignment by Lender pursuant to this Section 10.5(c), Lender's obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Lender's assignee to the extent provided for in the document evidencing such assignment, and Lender shall give prompt notice of such assignment to Borrower. The provisions of this Section 10.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests.

(d) Lender may at any time sell to one or more Persons (each a "*Participant*") participating interests in the Loans, and in any other interest of Lender hereunder. In the event of any such sale by Lender of a participating interest to a Participant, Lender's obligations under this Agreement shall remain unchanged, Lender shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest.

(e) Borrower authorizes Lender to disclose to any assignee under Section 10.5(c) or any Participant (either, a "*Transferee*") and any prospective Transferee any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender's credit evaluation prior to entering into this Agreement; *provided* that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 10.6.

10.6 *Reserved.*

10.7 *Counterparts; Effectiveness; Integration.* This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be effective when executed by each of the parties hereto. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

10.8 *Severability.* The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

10.9 *Knowledge.* For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrower will be deemed to have knowledge of a particular fact or other matter if the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other such officer of Borrower has, or at any time had, knowledge of such fact or other matter.

10.10 *Additional Waivers.*

(a) Borrower agrees that checks and other instruments received by Lender in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Lender and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of the Obligations and Borrower agrees that Lender shall have the continuing exclusive right to apply and reapply such payments in any manner as Lender may deem advisable, notwithstanding any entry by Lender upon its books.

(b) Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts,

documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

(c) Lender shall not in any way or manner be liable or responsible for (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

(d) Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.

10.11 *Destruction Of Borrower's Documents.* Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender six (6) months after they are delivered to or received by Lender, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

10.12 *CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL*.

(a) **THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.**

(b) **THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, *PROVIDED, HOWEVER*, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF *FORUM NON***

CONVENIENS **OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS *SECTION 10.12*.**

(c) **BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.**

10.13 *Reference Provision.*

(a) The parties prefer that any dispute between them be resolved in litigation subject to a jury trial waiver as set forth in Section 10.12(c) ("*Jury Trial Waiver*"), but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Section 10.13 will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in Section 10.12(c) is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Section 10.13.

(b) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a "*Claim*") between the parties arising out of or relating to this Agreement or any Loan Document, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("*CCP*"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided herein or in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the "*Court*").

(c) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided

by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (i) set the matter for a status and trial- setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee's decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

PLATINUM STUDIOS, INC.,
a California corporation

By: [signature]
Name: BRIAN ALTOUNIAN
Title: PRESIDENT & COO

Address for Notices:

Platinum Studios, Inc.
11400 West Olympic Boulevard, 14th Floor
Los Angeles, CA 90025
Facsimile: 310.887.3943
Attention: President

Lender:

____
SCOTT ROSENBERG

Address for Notices:

Scott Rosenberg
c/o Platinum Studios, Inc.
11400 West Olympic Boulevard, 14th Floor
Los Angeles, CA 90025
Facsimile: 818.279.6100

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

PLATINUM STUDIOS, INC.,
a California corporation

By: ______________________________

Name: ______________________________

Title: ______________________________

Address for Notices:

Platinum Studios, Inc.
11400 West Olympic Boulevard, 14th Floor
Los Angeles, CA 90025
Facsimile: 310.887.3943
Attention: President

Lender:

____
SCOTT ROSENBERG

Address for Notices:

Scott Rosenberg
c/o Platinum Studios, Inc.
11400 West Olympic Boulevard, 14th Floor
Los Angeles, CA 90025
Facsimile: 818.279.6100

5-6-05